EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

The following are subsidiaries of Siberian Energy Group Inc.:

ZAURALNEFTEGAZ LIMITED

A company organized under the laws of England, of which Siberian Energy Group Inc. owns 50% of the issued and outstanding stock.

SIBERIAN ENERGY GROUP INC.

A corporation formed under the laws of the Province of Ontario, Canada, of which Siberian Energy Group Inc. owns 100% of the issued and outstanding stock.

KONDANEFTEGAZ, LLC

A Russian limited liability company, of which Siberian Energy Group Inc. owns 44% of the outstanding and issued stock.